Exhibit 4.23

ASM International N.V.

Overview of Remuneration of Members of the

Management Board, appointed May 18, 2006

Mr. C.D. del Prado

Term of appointment	4 years

Gross Base Year Salary	Euro 275.000

Car allowance	Euro 7.200

Pension	The defined contribution plan offered to members of the Management Board is offered under the same financial conditions to all employees residing in the Netherlands with salaries that exceed the maximum salary of the industry wide pension fund. Reference is made to the ASM Remuneration Policy, posted on the ASM website; www.asm.com.

Annual incentive	The annual incentive varies between 0% and a maximum of 50% of the base salary and is based on the achievement of performance criteria. Reference is made to the ASM Remuneration Policy, posted on the ASM website; www.asm.com.

Long term incentive	Reference is made to the option scheme for the Management Board, approved by the Annual General Meeting of Shareholders held on May 18, 2006.

Mr. J.F.M. Westendorp

Term of appointment	4 years

Gross Base Year Salary	Euro 330.000

Car allowance	Euro 7.200

Pension	The defined contribution plan offered to members of the Management Board is offered under the same financial conditions to all employees residing in the Netherlands with salaries that exceed the maximum salary of the industry wide pension fund. Reference is made to the ASM Remuneration Policy, posted on the ASM website; www.asm.com.

Annual incentive	The annual incentive varies between 0% and a maximum of 50% of the base salary and is based on the achievement of performance criteria. Reference is made to the ASM Remuneration Policy, posted on the ASM website; www.asm.com.

Long term incentive	Reference is made to the option scheme for the Management Board, approved by the Annual General Meeting of Shareholders held on May 18, 2006.